Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Media	Investor Relations
Kathleen Padula	Rob Graham
Microtune, Inc.	Microtune, Inc.
972-673-1811	972-673-1850
kathleen.padula@microtune.com	investor@microtune.com

MICROTUNE WINS PERMANENT INJUNCTION AGAINST BROADCOM

IN PATENT INFRINGEMENT LAWSUIT

Trial date set to hear arguments on infringement issues of Broadcom’s newest

BCM3416 tuner chipset to Microtune’s ‘035 patent

Plano, TX, August 27, 2003 – On August 25, 2003, a federal judge ordered a permanent injunction against Broadcom Corporation, completing the victory of Microtune®, Inc. (TUNE. PK) in its patent infringement lawsuit against Broadcom. In its permanent injunction, the Court stopped the sale, importing, marketing and shipment in the U.S. of all Broadcom infringing tuners and reference designs for the life of Microtune’s Patent No. 5,737,035.

The Court also enjoined Broadcom from developing, designing, modifying or manufacturing products that are substantially similar to the BCM3415 and from supporting the CableLabs® certification or qualification of any product containing the BCM3415 or any product merely colorably different.

“The permanent injunction closes this chapter of our lawsuit against Broadcom, and we feel vindicated in aggressively protecting our single-chip tuner technology, which is the result of our engineers’ pioneering technical innovations,” said James A. Fontaine, CEO and President of Microtune. “We are now looking forward to the next stage in the legal process, that of vigorously defending our intellectual property in a new trial against Broadcom and its latest line of BCM3416 chip sets. We believe this product also infringes on our patent. Microtune is now looking forward to closing the final chapter of this lawsuit with the next trial.”

The Court has currently set a trial date for June 7, 2004, although Microtune has petitioned the Court for an earlier trial date in January, 2004.

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On August 12, 2003, a federal judge also awarded Microtune double its compensatory damages and all of its attorney’s fees against Broadcom with the total judgment estimated against Broadcom to be between $7 and $10 million.

“We appreciate the support we have received during these legal proceedings from our customers, their end customers and the industry,” Mr. Fontaine added. “We remain committed to excellence in engineering development and innovation in the field of RF technology and to providing our customers superior, leading-edge silicon and systems products that set the industry standard for performance and price.”

Microtune was represented in the lawsuit by Gray Cary of Austin, Texas and San Diego, California and Clyde Siebman of Sherman, Texas.

About Microtune

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the global broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 26 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

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EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.